Exhibit 99.1

News Release

Investor Relations Contact:

Jennifer Jarman

The Blueshirt Group

415-217-5866

jennifer@blueshirtgroup.com

Internet Patents Corporation Issues Comment Regarding USPTO Reexamination

SACRAMENTO, Calif., September 5, 2013 – Internet Patents Corporation (NASDAQ: PTNT) (“IPC”), the owner of U.S. Patent No. 6,898,597 (“the “597 patent") is preparing to defend its patent at the U.S. Patent and Trademark Office (“USPTO”) from an ex parte reexamination challenge brought by eBags, Inc. and TellApart, Inc.

On April 29, 2013, eBags and TellApart filed a request at the USPTO for an ex parte reexamination, challenging the validity of the “597 patent. IPC believes this reexamination request was merely a litigation tactic intended to slow down the lawsuit IPC had filed previously against eBags and TellApart for patent infringement in U.S. District Court for the Northern District of California. That court recently granted the defendants’ request that the litigation be stayed pending the conclusion of the USPTO proceeding.

“Although we are disappointed that the defendants have chosen to delay the litigation, we continue to firmly believe in the strength of each our patents, including the “597 patent,” said Hussein Enan, Chairman and CEO of Internet Patents Corporation. “We expect a positive outcome in the reexamination, which will further strengthen and enhance the value of the “597 patent. During the pendency of the reexamination process, which can take up to several years to complete, the claims of the “597 patent remain valid and in full force; however, our Board has chosen to defer filing additional suits alleging infringement of this patent during this time.”

About Internet Patents Corporation

Headquartered in Sacramento, CA, Internet Patents Corporation (NASDAQ: PTNT) operates a patent licensing business focused on its e-commerce technologies.www.internetpatentscorporation.net

Forward-Looking Statements

This news release contains forward-looking statements, which include statements expressing the intent, belief or current expectations of Internet Patents Corporation that are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. Actual results might differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with Internet Patent Corporation’s business, which include, but are not limited to: the unpredictable nature of patent licensing and patent litigation; potential changes in the laws and regulations relating to patents and patent litigation; the risk that our patent portfolio has never generated revenues or been subject to final adjudication of validity; future changes we may make in our patent licensing strategy; and changes in the taxation of income due to the disallowance or expiration of the Company’s net operating losses. Unless legally required, Internet Patents Corporation undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The forward-looking statements should be considered in the context of these and other risk factors disclosed in the Company's filings with the Securities and Exchange Commission.

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